Exhibit (a)(5)(vii)
STRICTLY CONFIDENTIAL
Materials prepared for discussion regarding:
Project Phoenix
March 25, 2010
CONFIDENTIAL

CONFIDENTIAL

Project Phoenix
Summary Financial Information
($millions, except per share)

	Actual (1)			Management Projections (2)
Summary Income Statement	CY2007	CY2008	CY2009	CY2010	CY2011	CY2012	CY2013	CY2014

Net revenue	$293.0	$266.9	$236.3	$245.4	$253.5	$264.8	$276.0	$288.1
Costs of goods and services	112.0	91.3	82.6	84.2	86.3	89.7	93.2	97.1

Gross margin	181.0	175.6	153.7	161.2	167.2	175.0	182.8	191.1
Operating income	16.0	20.3	6.7	13.6	17.9	21.4	24.7	28.2
Pre tax income	(3.2)	5.8	(7.7)	(5.2)	(5.0)	(6.0)	(5.0)	(1.5)
Net income	$(5.5)	$0.5	$(13.1)	$(10.4)	$(8.5)	$(7.8)	$(5.8)	$(2.1)

Adjusted EBITDA	$52.7	$51.5	$32.7	$38.8	$42.6	$46.6	$50.5	$54.8

Year Over Year Growth
Net revenue	—	(8.9%)	(11.5%)	3.8%	3.3%	4.4%	4.3%	4.4%
Adjusted EBITDA	—	(2.3%)	(36.5%)	18.6%	9.7%	9.5%	8.5%	8.5%
Pre-tax income	—	nmf	nmf	nmf	nmf	nmf	nmf	nmf
Margin Information
Gross margin	61.8%	65.8%	65.1%	65.7%	66.0%	66.1%	66.2%	66.3%
Adjusted EBITDA	18.0%	19.3%	13.8%	15.8%	16.8%	17.6%	18.3%	19.0%
Pre-tax income	(1.1%)	2.2%	(3.3%)	(2.1%)	(2.0%)	(2.3%)	(1.8%)	(0.5%)
Leverage and Coverage Statistics
Debt/EBITDA	4.6x	4.6x	7.0x	5.9x	5.4x	4.9x	4.5x	4.2x
Interest coverage ratio (5)	3.1x	3.1x	2.1x	2.1x	1.9x	1.7x	1.7x	1.8x
Fixed charge coverage ratio (6)	1.0x	0.9x	0.7x	0.8x	0.8x	0.9x	0.9x	1.0x

Summary Balance Sheet (3)

Assets
Cash and cash equivalents	$21.9
Other current assets	44.1
Property and equipment, net	30.3
Goodwill	122.1
Investments in joint ventures	4.0
Other assets	16.9

Total assets	$239.3

Liabilities and Equity
CP of LT debt and cap. lease (4)	$229.1
Other current liabilities	35.0
Cap. leases, less current	0.0
Other long term liabilities	12.1

Common stock / paid in capital	177.3
Accumulated deficit	(214.7)
Non controlling interests	0.4

Total liabilities and equity	$239.3

(1)	Historical financial results per most recent Company 10-K filing dated 03.04.10.

(2)	Source: management projections.

(3)	Summary balance sheet information dated 12.31.09 per Company 10-K filing dated 03.04.10.

(4)	Comprised primarily of $226.4 million of secured promissory notes secured by substantially all of the assets of the Company that matured on 08.01.09. The Company has received a series of extensions on its debt repayment via forbearance agreements that expire on 04.16.10. Per Company management, the Company does not have a source to enable such debt repayment.

(5)	Interest coverage ratio calculated as EBITDA/interest expense.

(6)	Fixed charge coverage ratio calculated as EBITDA/(interest expense + income taxes + capital expenditure + debt amortization).
CONFIDENTIAL

Project Phoenix
Transaction Valuation
(values in millions, except per share)

Transaction Value Calculation (1)

Basic shares outstanding (2)	17.573
Add: net impact of options (3)	0.597

Diluted shares outstanding	18.171
x Transaction price per share	$0.67

Transaction equity value	$12.2
Add: outstanding debt (4)	227.3
Less: cash (4)	(15.9)

Transaction value	$223.6

	Pre-Transaction
Ownership (5)	Shares	Ownership

HCMLP	8.437	46.4%
Other shareholders	9.136	50.3%

Current O/S shares	17.573	96.7%
Impact of options	0.597	3.3%

Fully diluted shares	18.171	100.0%

		Management Estimates (6)
Transaction Valuation Multiples (1)	CY2009A	CY2010P	CY2011P

Summary Financials
Net revenue	$236.3	$245.4	$253.5
Adjusted EBITDA (6)	32.7	38.8	42.6
Net income	(13.1)	(10.4)	(8.5)

Valuation Multiples
Transaction enterprise value / Net revenue	0.9x	0.9x	0.9x
Transaction enterprise value / Adjusted EBITDA	6.8x	5.8x	5.3x
Transaction price / Earnings (7)	nmf	nmf	nmf

(1)	Transaction value as of 03.24.10.

(2)	Shares as of 03.02.10 per Company 10-K.

(3)	Based on the options schedule dated 03.18.10 provided by management; share impact calculated using the treasury method.

(4)	Source: projected balance sheet as of 03.31.10 provided by management.

(5)	Share ownership based on recent Company filings and management guidance.

(6)	Source: management projections.

(7)	Values abbreviated nmf denote values that are not meaningful as a result of negative earnings.
CONFIDENTIAL

Project Phoenix
One Year Price / Volume Chart

Source: FactSet as of 03.24.10.
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Project Phoenix
Annotated Price Chart

Source: FactSet as of 03.24.10.
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Project Phoenix
Stock Price Histograms

TR12 Month Trading Activity

TR6 Month Trading Activity

100.0%
90.0%
80.0%
70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%

30.7%
81.8%
88.7%
92.6%
95.4%
100.0%
51.1%
6.9%
4.0%
2.7%
4.6%
<$0.15
$0.15 - $0.20
$0.20 - $0.25
$0.25 - $0.30
$0.30 - $0.35
>$0.35
3.3 million shares traded during the last twelve-month period; ~35.7% of unaffiliated common shares outstanding (1)
36.1%
94.6%
99.5%
100.0%
100.0%
100.0%
58.4%
5.0%
0.5%
0.0%
0.0%
2.8 million shares traded during the last six-month period; ~30.4% of unaffiliated common shares outstanding (1)
% of Total Volume Traded
Cumulative Trading Percentage

Note:	Activity for the twelve-and six-month period ended 03.24.10.

(1)	Unaffiliated with HCMLP; HCMLP and its affiliates own approximately 46.4% of the outstanding Phoenix shares.
CONFIDENTIAL

Project Phoenix
Select Public Company Analysis (1)
(shares and $’s in millions, except per share)

						Total		CY2009A	TTM
	Price	Diluted	Equity			Enterprise	CY2009A	EBITDA	Price
Company	03.24.10	Shares (2)	Value	Debt	Cash	Value	EBITDA	Margin	Performance

Rotech Healthcare	$0.59	25.7	$15.3	$514.7	$58.9	$471.1	$89.3	18.6%	324.3%
Lincare Holdings	43.37	66.3	2,874.2	484.9	20.4	3,338.6	375.6	24.2%	102.8%

Company — Trading	$0.20	17.6	$3.5	$229.1	$21.9	$210.7	$32.7	13.8%	—
Company — Transaction	$0.67	18.2	$12.2	$227.3	$15.9	$223.6	$32.7	13.8%	173.5%

	Enterprise Value / Revenue (3)			Enterprise Value / EBITDA (3)			P / E (3)
Company	CY2009A	CY2010E	CY2011E	CY2009A	CY2010E	CY2011E	CY2009A	CY2010E	CY2011E

Rotech Healthcare	1.0x	na	na	5.3x	na	na	nmf	na	na
Lincare Holdings	2.2x	2.0x	1.8x	8.9x	7.7x	7.1x	21.8x	17.0x	14.6x

Mean	1.6x	2.0x	1.8x	7.1x	7.7x	7.1x	21.8x	17.0x	14.6x
Median	1.6x	2.0x	1.8x	7.1x	7.7x	7.1x	21.8x	17.0x	14.6x

Company — Trading (4)	0.9x	0.9x	0.8x	6.4x	5.4x	5.0x	nmf	nmf	nmf
Company — Transaction (4)	0.9x	0.9x	0.9x	6.8x	5.8x	5.3x	nmf	nmf	nmf

(1)	CY2010 and CY2011 projections for selected companies are consensus estimates provided by FactSet. Rotech Healthcare provides home medical equipment and related products and services. Lincare Holdings provides oxygen and other respiratory therapy services to the home health care market.

(2)	Diluted share impact of exercisable securities calculated using treasury method.

(3)	Values abbreviated “na” denote data is not available and values abbreviated “nmf” are not meaningful.

(4)	Annual financial projections per Company management; historical financial results per Company SEC filings.
CONFIDENTIAL

Project Phoenix
Select Precedent Transactions Analysis
($millions)

				Enterprise	Enterprise Value /
Announced	Closed	Target	Acquiror	Value	Revenue (1)		EBITDA (1)

Jun-08	Oct-08	Apria Healthcare Group	The Blackstone Group	$1,594.1	0.9x		5.3x
May-08	Jun-08	Pacific Pulmonary Services Corp.	Teijin Ltd.	114.0	0.9x	(2)	—
Aug-06	Nov-06	PSA — RTES business	Lincare Holdings	35.2	0.6x	(3)	—

				Mean	0.8x		5.3x
				Median	0.9x		5.3x

				Max	0.9x		nmf
				Min	0.6x		nmf

Proposed		Company	HCMLP	$223.6 (4)	0.9x	(5)	6.8x	(5)

(1)	Revenue and EBITDA figures represent the trailing twelve months financial performance of the target immediately prior to the announcement, unless otherwise noted.

(2)	Pacific Pulmonary Services generated approximately $133.0 million of revenue in 2007 per Teijin Ltd. press release dated 05.30.08.

(3)	Divestiture of an operating division; PSA disclosed that its RTES business generated $56.7 million of revenue in 2006 per 10-K dated 11.10.06.

(4)	Based on a $0.67 per share acquisition assumption; pre-transaction debt of $227.3 million and cash of $15.9 million per management guidance.

(5)	Based on results for the fiscal year ended 12.31.09 per 10-K dated 03.04.10.
CONFIDENTIAL

Project Phoenix
Liquidation Analysis

	($millions, except per share)

	Estimated	Estimated Recovery %		Estimated Recovery $
Summary Liquidation Analysis (1)	NBV	Low	High	Low	High
ASSETS:
Unrestricted Cash (2)	$15.9	100.0%	100.0%	$15.9	$15.9
Restricted Cash (3)	0.3	100.0%	100.0%	0.3	0.3
Receivables (4)	25.4	80.0%	90.0%	20.3	22.9
Inventories (5)	8.9	25.0%	50.0%	2.2	4.4
Prepaid Expenses and Other Current Assets (6)	6.2	55.0%	65.0%	3.4	4.0
Property and Equipment (7) (8) (9)	30.5	85.0%	111.0%	26.0	33.9
Goodwill	122.1	0.0%	0.0%	—	—
Investment-JVs, Net Of Advances (10)	8.0	10.0%	20.0%	0.8	1.6
Other Assets (11)	16.9	4.9%	9.7%	0.8	1.6

Total Assets	$234.0			$69.6	$84.6

Less: Secured Claims (12)				226.4	226.4
Est. Recovery for Secured Debt Holders				30.8%	37.3%

Total Proceeds Available to Unsecured Claimants				$(156.8)	$(141.8)

Est. Recovery for Unsecured Claimants				0.0%	0.0%
Est. Per Share Recovery for Shareholders				$—	$—

Total Shares Outstanding (13)				18.2	18.2

Note- Refer to page 9 for footnote references.
CONFIDENTIAL

Project Phoenix
Liquidation Analysis

Notes to accompany liquidation analysis on previous page.

(1)	All estimated recovery percentages and values and all estimated net book values are per management estimates; net recovery could be materially different based on changes in a number of factors, including national or local market conditions, interest rates, capital market disruptions, and the length of time required to complete the liquidation process. Projected balance sheet information dated as of 03.31.10.

(2)	Cash comprised of unrestricted cash and cash equivalents; assumed to have full value in a liquidation.

(3)	Restricted cash is collateral for a line of credit associated with the Company’s professional liability insurance; assumed to have full value in a liquidation.

(4)	A/R less allowance for doubtful accounts of $3.4 million; management estimates 80.0% to 90.0% collectability of receivables under liquidation.

(5)	Inventories represent goods and supplies and are priced at the lower of cost (on a first-in, first-out basis) or market value; management estimates 25.0% to 50.0% recovery under liquidation.

(6)	Prepaid expenses and other current assets primarily are comprised of prepaid insurance premiums and other deposits. Of the total $6.2 million in prepaid expenses and other current assets, $1.4 million of funds are in an irrevocable trust related to CEO change-of-Rcontrol payments, are assumed to have 0% value under liquidation. Management estimates an ~ 80.0% recoverability of the remaining $4.8 million in prepaid insurance premiums and other prepaid expenses.

(7)	PP&E consists primarily of rental equipment installed in patients’ homes, and also includes buildings and improvements, furniture, fixtures and equipment, leasehold improvements, and delivery equipment.

(8)	The Company has historically experienced a recoverability rate that is ~30.0% to 40.0% of the original (undepreciated) value of rental equipment upon sale of equipment. Management estimates recovery of ~ $25.0 to $33.0 million of the ~$82 million in original value of rental equipment, implying recoverability approximating 100.0% of the depreciated net book value of PP&E on the Company’s balance sheet.

(9)	Management estimates a recovery of ~ $900,000 related to buildings and improvements, furniture, fixtures, equipment, leasehold improvements, and delivery equipment based on recent appraisals.

(10)	Management estimates investments in unconsolidated joint ventures to have ~ 10.0% to 20.0% recoverability under liquidation.

(11)	Other assets consist of deposits with vendors and lessors and other assets relating to life insurance arrangements that were recorded in connection with prior acquisitions of certain businesses and in lieu of paying bonuses to certain employees; management estimates 0% recoverability under liquidation of the $8.5 million in life insurance related payments and the $0.2 million in intangible assets; the remaining $8.2 million in deposits which are primarily related to workers’ compensation claims are estimated to have ~ 10.0% to 20.0% recoverability.

(12)	Secured promissory notes secured by substantially all of the assets of the Company that matured on August 1, 2009; the Company has received a series of extensions on its debt repayment via forbearance agreements that expire on 4.16.10.

(13)	Share count includes dilutive impact of options calculated using the treasury method.
CONFIDENTIAL